Exhibit 3.1

COTT CORPORATION

CORPORATION COTT

BY LAW NO. 2002-2

being a by-law relating generally to the nomination of persons for election of directors of Cott Corporation (the “Corporation”), which by-law amends Second Amended and Restated By-Law No. 2002-1.

ARTICLE ONE

ADVANCE NOTICE OF NOMINATIONS OF DIRECTORS

SECTION 1.01 NOMINATION OF DIRECTORS. Only persons who are nominated in accordance with the provisions of this By-Law No. 2002-2 shall be eligible for election as directors of the Corporation. Nominations of persons for election as directors of the Corporation at any annual meeting of shareowners, or at any special meeting of shareowners called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may only be made:

(a)	by or at the direction of the board of directors of the Corporation, including pursuant to a notice of meeting,

(b)	by or at the direction or request of one or more shareowners pursuant to a proposal submitted to the Corporation in accordance with applicable laws or a requisition of meeting submitted to the directors in accordance with applicable laws, or

(c)	by any person (a “nominating shareowner”) who, at the close of business on the date of the giving of the notice provided for below and on the record date for determining shareowners entitled to vote at such meeting, is a registered holder or beneficial owner of shares that are entitled to be voted at such meeting and complies with the notice and other procedures set forth in this By-Law No. 2002-2.

SECTION 1.02 TIMELY NOTICE. In addition to any other requirements in this By-Law No. 2002-2 and under applicable laws, for a nomination to be made by a nominating shareowner, the nominating shareowner must have given timely notice thereof in proper written form to the secretary of the Corporation. To be timely, a nominating shareowner’s notice must be received by the Secretary at the principal executive offices of the Corporation:

(a)	in the case of an annual meeting of shareowners, not less than 30 nor more than 60 days prior to the date of the annual meeting of shareowners; provided, however, that if the annual meeting of shareowners is called for a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice by the nominating shareowner may be made not later than the close of business on the 10th day following the date on which the public announcement of the date of the annual meeting is first made by the Corporation; and

(b)	in the case of a special meeting of shareowners (which is not also an annual meeting of shareowners), not later than the close of business on the 15th day following the day on which the public announcement of the date of the special meeting of shareowners is first made by the Corporation.

The adjournment or postponement of a meeting of shareowners or the announcement thereof shall not commence a new time period for the giving of a nominating shareowner’s notice as described above.

SECTION 1.03 PROPER WRITTEN FORM. To be in proper written form, a nominating shareowner’s notice to the Secretary must set forth:

(a)	as to each person whom the nominating shareowner proposes to nominate for election as a director:

(i)	the name, age, business address and residential address of the nominee,

(ii)	the principal occupation or employment of the nominee,

(iii)	whether the nominee is a resident Canadian within the meaning of the Canadian Business Corporation Act (the “Act”),

(iv)	the class or series and number of shares of the Corporation which are controlled or which are owned beneficially or of record by the nominee as of the record date for the meeting of shareowners (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice,

(v)	any relationships, agreements or arrangements, including financial, compensation and indemnity related relationships, agreements or arrangements, between the nominee or any of its affiliates and the nominating shareowner, any person acting jointly or in concert with the nominating shareowner or any of their respective affiliates,

(vi)	any other information relating to the nominee that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and applicable securities laws, and

(vii)	duly completed personal information form in respect of the nominee in the form prescribed by the principal stock exchange on which the securities of the Corporation are then listed for trading; and

(b)	as to the nominating shareowner giving the notice,

(i)	the name and record address of the nominating shareowner,

(ii)	the class or series and number of shares of the Corporation which are controlled or which are owned beneficially or of record by the nominating shareowner as of the record date for the meeting of shareowners (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice,

(iii)	any derivatives or other economic or voting interests in the Corporation and any hedges implemented with respect to the nominating shareowners’ interests in the Corporation,

(iv)	any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareowner has a right to vote any shares of the Corporation,

(v)	whether the nominating shareowner intends to deliver a proxy circular and form of proxy to any shareowners of the Corporation in connection with the election of directors, and

(vi)	any other information relating to the nominating shareowner that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and applicable securities laws.

Such notice must be accompanied by the written consent of each nominee to being named as a nominee and to serve as a director, if elected. Reference to “nominating shareowner” in this section 1.03 shall be deemed to refer to each shareowner that nominates a person for election as director in the case of a nomination proposal where more than one shareowner is involved in making such nomination proposal.

SECTION 1.04 FURTHER INFORMATION. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareowner’s understanding of the independence, or lack thereof, of such proposed nominee.

SECTION 1.05 DETERMINATION OF ELIGIBILITY. The chair of the meeting of shareowners at which an election for directors is held shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. The Board may, in its sole discretion, waive any requirement in this By-Law No. 2002-2.

SECTION 1.06 DISCUSSION PERMITTED. Nothing in this By-Law No. 2002-2 shall be deemed to preclude discussion by a shareowner (as distinct from the nomination of directors) at a meeting of shareowners of any matter it is entitled to discuss pursuant to the Act.

SECTION 1.07 MEANING OF PUBLIC ANNOUNCEMENT. For purposes of this By-Law No. 2002-2, “public announcement” shall mean disclosure in a press release reported by a national news service in Canada or the United States or in a document publicly filed by the

Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com or the Electronic Data Gathering, Analysis and Retrieval system at www.sec.gov/edgar.shtml.

SECTION 1.08 NOTICE. Notwithstanding any other provision of the by-laws of the Corporation, notice given to the secretary pursuant to this By-Law No. 2002-2 may only be given by personal delivery, facsimile transmission or by email (at such email address as may be stipulated from time to time by the secretary for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Secretary at the address of the principal executive offices of the Corporation, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

ARTICLE TWO

GENERAL

SECTION 2.01 EFFECTIVE DATE. This By-Law No. 2002-2 is effective from the date of the resolution of the directors adopting same and shall continue to be effective unless amended by the directors until the next meeting of shareowners of the Corporation, whereat if same is confirmed or confirmed as amended, this by-law shall continue in effect in the form in which it was so confirmed.

SECTION 2.02 AMENDMENT. Second Amended and Restated By-Law. No 2002-1, as amended from time to time, of the by-laws of the Corporation and this By-Law No. 2002-2 shall be read together and shall have effect, so far as practicable, as though all the provisions thereof were contained in one by-law of the Corporation. All terms contained in this by-law which are defined by Second Amended and Restated by-Law No. 2002-1, as amended by from to time, of the by-laws of the Corporation shall, for all purposes hereof, have the meanings given to such terms in the said By-law, unless expressly stated otherwise or the context otherwise required.

The foregoing amendments to By-law No. 2002-1 of the Corporation were approved by the directors of the Corporation at a meeting held on the 29h day of October, 2013.

The foregoing By-Law No. 2002-2 of the Corporation is signed by an officer of the Corporation and hereby made.

DATED as of the 29th day of October, 2013.

/s/ Marni Morgan Poe
Marni Morgan Poe
Vice President, General Counsel, Secretary